Table of Contents

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2010 Third Quarter Results

STAMFORD, Conn., November 4, 2010 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2010. Revenues totaled $109.6 million as compared to $111.3 million in the prior year quarter. Operating income was $20.3 million as compared to $14.5 million in the prior year quarter. Net income was $14.3 million, or $0.19 per share, as compared to $8.9 million, or $0.12 per share, in the prior year quarter. Impacting comparability to the prior year quarter are production tax credits recorded in both current and prior year quarters. Excluding the impact of these credits, Adjusted Operating income was $14.2 million as compared to $12.0 million in the prior year quarter. Adjusted Net income was $10.3 million, or $0.14 per share, as compared to $7.4 million, or $0.10 per share.

“In the third quarter, our results reflected the Company’s continued focus on optimizing business results in a difficult environment,” stated Vince McMahon, Chairman and Chief Executive Officer. “We generated earnings growth despite a decline in revenue across many of our businesses. We believe our ongoing talent transition and the sluggish economy were important factors in these declines. Based on our history of developing talent and creating content with broad appeal, we are confident we can address these creative challenges. Further, by taking advantage of our strategic opportunities, we can achieve meaningful growth.”

Comparability of Results

Excluding the impact of production tax credits, Q3 2010 Adjusted Operating income increased 18% to $14.2 million and Adjusted EBITDA increased 12% to $17.4 million. The Q3 2010 results included approximately $6.1 million of tax credits received related to our television and digital media production activities, which were recorded as a reduction of the direct expense in these areas and in our selling, general and administrative costs. The Q3 2009 results included approximately $2.5 million of such tax credits, which were recorded in the same manner. (See Schedules of Adjustments in Supplemental Information)

Results by Business Segment

Revenues from North America decreased by 3%, led by declines in our Live Event and Home Video businesses, while revenues outside North America increased 2%, led by growth in our Television and Licensing businesses. There was no significant impact from changes in foreign exchange rates in the current quarter.

The following tables reflect net revenues by segment and by region for the three months ended September 30, 2010 and September 30, 2009. (Dollars in millions)

	Three Months Ended
	September 30,	September 30,
Net Revenues	2010	2009
Live and Televised Entertainment	$73.8	$77.9
Consumer Products	21.4	23.0
Digital Media	6.8	7.4
WWE Studios	7.6	3.0
Total	$109.6	$111.3

	Three Months Ended
	September 30,	September 30,
Net Revenues by Region	2010	2009
North America	$78.9	$81.3
Europe, Middle East & Africa (EMEA)	15.0	14.4
Asia Pacific (APAC)	13.3	12.5
Latin America	2.4	3.1
Total	$109.6	$111.3

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $73.8 million for the current quarter as compared to $77.9 million in the prior year quarter, representing a 5% decrease.
  Live Event revenues were $22.8 million as compared to $27.2 million in the prior year quarter. Revenues decreased 16% primarily due to 15 fewer events in North America as lower average attendance, both domestically and internationally, was offset by higher average ticket prices.
  There were 78 events, including 16 international events, during the current quarter as compared to 94 events, including 17 international events, in the prior year quarter, primarily due to changes in our touring schedule.
  North American events generated $13.8 million of revenues from 62 events as compared to $16.6 million from 77 events in the prior year quarter. North American average attendance decreased 10% to approximately 5,200 from 5,800 in the prior year quarter. The average ticket price for North American events was $41.07 in the current quarter as compared to $36.26 in the prior year quarter.

  International events generated approximately $9.0 million of revenues from 16 events as compared to $10.6 million from 17 events in the prior year quarter. International average attendance decreased 26% to approximately 6,700 from 9,100 in the prior year quarter. Average ticket prices were $86.07 as compared to $65.59 in the prior year quarter, a 31% increase, in part due to changes in foreign exchange rates.
  Pay-Per-View revenues were $13.6 million as compared to $14.5 million in the prior year quarter, reflecting a 12% decline in total pay-per-view buys. Beginning in January 2010, the suggested domestic retail price of non-WrestleMania pay-per-view events increased $5.00 to $44.95.

  The details for the number of buys (in 000s) are as follows:
Broadcast Month	2010 Events (in	2009 Events (in	Three Months Ended
	chronological order)	chronological order)	September 30,
			2010	2009
July	Money in the Bank™	Night of Champions®	165	267
August	SummerSlam®	SummerSlam®	350	369
September	Night of Champions®	Breaking Point®	165	169

Prior events			55	31
Total			735	836

  Television Rights Fees revenues were $31.1 million as compared to $28.3 million in the prior year quarter. This increase was primarily due to contractual increases from our existing programs.
  Venue Merchandise revenues were $3.9 million as compared to $4.3 million in the prior year quarter, as the impact of 15 fewer events in North America was partially offset by an 8% increase in domestic per capita merchandise sales to $9.44 in the current quarter.
Consumer Products

Revenues from our Consumer Products businesses decreased 7% to $21.4 million from $23.0 million in the prior year quarter, primarily due to the performance of our Home Video business.
  Home Video net revenues were $7.2 million as compared to $11.2 million in the prior year quarter, reflecting lower sell-through rates. Shipments increased 2% to approximately 864,000 units in the current period. This increase in units was more than offset by a 6% decline in the average price per unit to approximately $12.17, reflecting discounted sales and promotions.

  Licensing revenues were $10.8 million as compared to $7.9 million in the prior year quarter, predominantly due to higher toy sales. Revenues related to toys increased by approximately $2.4 million, reflecting improved performance and the strength our new partnership with Mattel. Revenues from video games decreased by approximately $0.5 million as the prior year quarter benefited from the release of an additional video game title, Legends of WrestleMania. Unit shipments of our SmackDown vs. Raw video game increased slightly as compared to the prior year quarter.
  Magazine publishing net revenues were $2.6 million as compared to $3.4 million in the prior year quarter, reflecting lower newsstand sales in the current quarter.
Digital Media

Revenues from our Digital Media related businesses were $6.8 million as compared to $7.4 million in the prior year, representing an 8% decrease.
  WWE.com revenues were $4.0 million as compared to $4.5 million in the prior year quarter, primarily reflecting a decline in online advertising and mobile content revenues.
  WWEShop revenues were $2.8 million as compared to $2.9 million in the prior year quarter. The number of orders increased by 7% to approximately 59,000 while the average revenue per order declined to $46.04 as compared to $50.46 in the prior year quarter.
WWE Studios

During the current quarter, we recorded revenue of $7.6 million related to all seven of our released films as compared to $3.0 million in the prior year quarter. The current quarter results included $3.8 million of revenue associated with our latest film, Legendary. For our first six film projects, we participate in revenues generated by the distribution of these films after the print, advertising and distribution costs incurred by our partners have been recouped and the results have been reported to us. In September we released our latest film, Legendary, under our revised film strategy. This strategy entails self-distribution and marketing of films. Under this new model, we reflect a film’s gross receipts and its associated distribution and advertising costs in our results. In addition, the change in distribution results in earlier recognition of revenue and expenses relative to initial release of the film as compared to our previous model. As a result of the timing of Legendary’s distribution and advertising expenses, we have recorded a $0.6 million loss for Studios in the current quarter.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $47.8 million in the current quarter as compared to $51.2 million in the prior year quarter, reflecting lower revenue across our business segments and a loss in our WWE Studios segment, which more than offset a $2.6 million net increase in production tax credits, recorded in cost of revenues. Gross profit contribution margin decreased to approximately 44% as compared to 46% in the prior year quarter, primarily driven by the performance of our film business, which reflected the recognition of marketing costs under our new self-distribution model. Excluding the impact of production tax credits, Adjusted Profit contribution declined to $43.8 million in the current quarter as compared to $49.8 million in the prior year quarter and Adjusted profit margins declined to 40% as compared to 45% in the prior year quarter.

Selling, general and administrative expenses

SG&A expenses were $24.3 million for the current quarter as compared to $33.1 million in the prior year quarter, led by decreases in staff-related expenses, predominantly accrued management incentive compensation, and to a lesser extent lower legal and professional fees and reserves for bad debt. Excluding the impact of production tax credits, Adjusted SG&A expenses declined to $26.4 million in the current quarter as compared to $34.2 million in the prior year quarter.

Depreciation and amortization

Depreciation and amortization expense was $3.2 million for the current quarter as compared to $3.6 million in the prior year quarter.

EBITDA

EBITDA was approximately $23.5 million in the current quarter as compared to $18.1 million in the prior year quarter, reflecting a $3.6 million net impact from production tax credits and SG&A cost savings. Excluding the impact of production tax credits, Adjusted EBITDA was approximately $17.4 million in the current quarter as compared to $15.6 million in the prior year quarter.

Investment and Other (Expense) Income

The decline in investment income of $0.2 million in the current quarter reflected lower average investment balances and average interest rates. Other income was $0.9 million, as compared to $0.2 million in the prior year quarter, reflecting realized foreign exchange gains and losses and the revaluation of warrants held in certain licensees. During the quarter, we recorded a $0.3 million gain relating to the revaluation of our warrants as compared to a $0.1 million loss in the prior year quarter.

Effective tax rate

The current quarter effective tax rate was 34% and reflects benefits due to the increased Internal Revenue Code (IRC) Section 199 deduction rate on qualified production activity income and the recognition of previously unrecognized tax benefits. The prior year effective tax rate was 42% and was negatively impacted by differences between our tax returns and our estimated tax provision.

Summary Results for the Nine Months Ended

Total revenues through the nine months ended September 30, 2010 were $355.1 million as compared to $357.9 million in the prior year period. Operating income was $67.8 million as compared to $59.3 million in the prior year period. Net income was $45.3 million, or $0.60 per share, as compared to $39.1 million, or $0.53 per share, in the prior year period. EBITDA was $76.3 million for the current nine month period as compared to $70.3 million in the prior year period. Excluding items that impact comparability, Adjusted Operating income for the current period was $60.1 million as compared $59.0 million in the prior year period. Adjusted Net income was $40.4 million, or $0.54 per share, as compared to $38.7 million, or $0.52 per share, in the prior year period. Adjusted EBITDA was $70.2 million for the current nine month period as compared to $70.0 million in the prior year period.

The following charts reflect net revenues by segment and by geographical region for the nine months ended September 30, 2010 and September 30, 2009. (Dollars in millions)

Revenues from outside North America increased 11% led by our Television and Licensing businesses as well as an approximate $2.8 million favorable impact from foreign exchange rates.

	Net Revenues by Segment
	Nine Months Ended
	September 30,	September 30,
	2010	2009
Live and Televised Entertainment	$249.5	$251.2
Consumer Products	75.4	77.0
Digital Media	18.6	22.2
WWE Studios	11.6	7.5
Total	$355.1	$357.9

	Net Revenues by Region
	Nine Months Ended
	September 30,	September 30,
	2010	2009
North America	$256.4	$268.6
Europe, Middle East & Africa (EMEA)	55.6	55.8
Asia Pacific (APAC)	29.2	25.1
Latin America	13.9	8.4
Total	$355.1	$357.9

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $249.5 million for the current period as compared to $251.2 million in the prior year period, a decrease of 1%.

	September 30,	September 30,
	2010	2009
Live Events	$78.0	$79.6
Pay-Per-View	$56.4	$63.7
Venue Merchandise	$14.7	$15.2
Television Rights Fees	$91.3	$81.5
Television Advertising	$4.5	$5.5
WWE Classics On Demand	$3.5	$4.2

Consumer Products

Revenues from our Consumer Products businesses were $75.4 million as compared to $77.0 million in the prior year, a decrease of 2%.

	September 30,	September 30,
	2010	2009
Home Video	$26.3	$29.0
Licensing	$39.4	$36.7
Magazine Publishing	$7.9	$9.9

Digital Media

Revenues from our Digital Media related businesses were $18.6 million as compared to $22.2 million in the prior year, a decrease of 16%.

	September 30,	September 30,
	2010	2009
WWE.com	$10.4	$12.9
WWEShop	$8.2	$9.3

WWE Studios

We recorded revenue of $11.6 million in the current period related to all seven of our film releases, including $3.8 million associated with our latest film, Legendary, as compared to $7.5 million in the prior year period. In September we released our latest film, Legendary, under our revised film strategy. This strategy entails self-distribution and marketing of films. Under this new model, we reflect a film’s gross receipts and its associated distribution and advertising costs in our results. In addition, the change in distribution results in earlier recognition of revenue and expenses relative to initial release of the film as compared to our previous model.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $156.6 million in the current period as compared to $165.6 million in the prior year period, reflecting a reduction in revenue across our operations and marketing expenses to support our film business. In addition, total profit contribution margin decreased to approximately 44% as compared to 46% in the prior year period due to the impact of lower effective pricing and sell-through rates in our Consumer Products business. Excluding items that impact comparability, Adjusted Profit contribution decreased to $152.6 million in the current period as compared to $164.2 million in the prior year period.

Selling, general and administrative expenses

SG&A expenses were $80.3 million for the current period as compared to $95.3 million in the prior year period, led by decreases in staff-related expenses, including accrued management incentive compensation, as well as lower legal and professional fees and reserves for bad debt. Excluding items that impact comparability, Adjusted SG&A expenses were $82.4 million for the current period as compared to $94.2 million in the prior year period.

EBITDA

EBITDA for the current period increased to approximately $76.3 million as compared to $70.3 million in the prior year period, reflecting SG&A cost savings as described above, and a $3.6 million net increase in production tax credits. Excluding items that impact comparability, Adjusted EBITDA was $70.2 million for the current period as compared to $70.0 million in the prior year period.

Investment and Other Income (Expense)

The $1.0 million decline in investment income in the current period reflects lower average interest rates and decreases in realized gains on sales of investments. Other expense of $1.2 million in the current period as compared to other income of $0.3 million in the prior year period primarily reflects the impact of realized foreign exchange gains and losses and the revaluations of warrants. In the current year period, we recorded $0.9 million of foreign exchange losses as compared to gains of $1.7 million in the prior year period. In the current year period, we recorded a gain of $0.6 million as compared to a loss of $0.8 million in the prior year period relating to the revaluation of warrants.

Effective tax rate

The effective tax rate was 33% in the current period as compared to 37% in the prior year period. The decrease in tax rate in the current period was primarily driven by increased benefits from IRC Section 199 related to qualified domestic production activities and the recognition of previously unrecognized tax benefits.

Cash Flows

Net cash provided by operating activities was $27.9 million for the nine months ended September 30, 2010 as compared to $92.8 million in the prior year period. This $64.9 million decrease was driven primarily by an increase in feature film investments and changes in WWE’s tax position. Our cash investment in films increased by $40.0 million, driven by a $33.5 million increase in film production spending and the absence of $6.5 million in film tax incentives as compared to the prior year period. Related to the current period spending, we anticipate receiving approximately $7.7 million of film tax incentives in future periods. Capital expenditures increased to $9.1 million from $3.6 million in the prior year period primarily due to increased investments in television production initiatives.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: World Wrestling Entertainment, Inc. will host a conference call on November 4, 2010 at 11:00 a.m. ET to discuss the Company’s earnings results for the third quarter of 2010. All interested parties can access the conference call by dialing 888-647-2706 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc., a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Chicago, London, Shanghai, Singapore, Tokyo, Toronto and Mexico City. Additional information on World Wrestling Entertainment, Inc. (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is significant and is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant, including a waiver by the McMahon family of a portion of the dividends.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009
Net revenues	$109,564	$111,254	$355,131	$357,873

Cost of revenues	61,763	60,077	198,542	192,264
Selling, general and administrative expenses	24,322	33,108	80,284	95,337
Depreciation and amortization	3,211	3,578	8,461	10,954

Operating income	20,268	14,491	67,844	59,318

Investment income, net	524	704	1,504	2,495
Interest expense	(64)	(82)	(202)	(261)
Other income (expense), net	899	168	(1,173)	300

Income before income taxes	21,627	15,281	67,973	61,852

Provision for income taxes	7,290	6,342	22,648	22,717

Net income	$14,337	$8,939	$45,325	$39,135

Earnings per share:
Basic	$0.19	$0.12	$0.61	$0.53
Diluted	$0.19	$0.12	$0.60	$0.53

Weighted average common shares outstanding:
Basic	74,576	73,944	74,372	73,646
Diluted	75,325	74,419	75,263	74,207

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$84,361	$149,784
Short-term investments	95,367	58,440
Accounts receivable, net	51,761	62,732
Inventory, net	1,831	2,182
Prepaid expenses and other current assets	34,039	21,721

Total current assets	267,359	294,859

PROPERTY AND EQUIPMENT, NET	81,021	84,376

FEATURE FILM PRODUCTION ASSETS	57,301	37,053

INVESTMENT SECURITIES	15,107	22,370

INTANGIBLE ASSETS, NET	170	276

OTHER ASSETS	1,743	1,687

TOTAL ASSETS	$422,701	$440,621

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,147	$1,082
Accounts payable	22,218	21,281
Accrued expenses and other liabilities	25,090	35,164
Deferred income	22,281	14,603

Total current liabilities	70,736	72,130

LONG-TERM DEBT	1,922	2,790
NON-CURRENT TAX LIABILITIES	11,475	17,152
NON-CURRENT DEFERRED INCOME	10,293	11,528

STOCKHOLDERS' EQUITY:
Class A common stock	274	257
Class B common stock	465	477
Additional paid-in capital	334,632	326,008
Accumulated other comprehensive income	3,453	2,377
Retained (deficit) earnings	(10,549)	7,902
Total stockholders' equity	328,275	337,021

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$422,701	$440,621

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	Sept. 30,	Sept. 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$45,325	$39,135
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization of feature film production assets	7,014	3,723
Revaluation of warrants	(552)	802
Depreciation and amortization	8,461	10,954
Realized gain on sale of investments	(55)	(863)
Amortization of investment income	1,286	805
Stock compensation costs	6,522	5,659
(Recovery) provision for doubtful accounts	(37)	3,115
Provision for inventory obsolescence	1,530	1,745
(Benefit from) provision for deferred income taxes	(8,946)	6,000
Excess tax benefit from stock-based payment arrangements	(2,723)	(74)
Changes in assets and liabilities:
Accounts receivable	11,008	(3,596)
Inventory	(1,178)	366
Prepaid expenses and other current assets	(8,902)	12,615
Feature film production assets	(27,343)	(1,496)
Accounts payable	937	2,859
Accrued expenses and other liabilities	(10,882)	10,025
Deferred income	6,443	1,033
Net cash provided by operating activities	27,908	92,807

INVESTING ACTIVITIES:
Purchase of property and equipment	(9,070)	(3,640)
Proceeds from infrastructure incentives	4,130	-
Purchase of other assets	(60)	(92)
Purchase of short-term investments	(88,343)	(41,489)
Proceeds from sales or maturities of investments	59,035	45,586
Net cash (used in) provided by investing activities	(34,308)	365

FINANCING ACTIVITIES:
Repayments of long-term debt	(804)	(744)
Dividends paid	(62,598)	(61,605)
Issuance of common stock, net	961	864
Proceeds from exercise of stock options	695	1,290
Excess tax benefit from stock-based compensation arrangements	2,723	74
Net cash used in financing activities	(59,023)	(60,121)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(65,423)	33,051
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	149,784	119,655
CASH AND CASH EQUIVALENTS, END OF PERIOD	$84,361	$152,706

World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009
Net income reported on U.S. GAAP basis	$14,337	$8,939	$45,325	$39,135
Provision for income taxes	7,290	6,342	22,648	22,717
Investment, interest and other income, net	(1,359)	(790)	(129)	(2,534)
Depreciation and amortization	3,211	3,578	8,461	10,954
EBITDA	$23,479	$18,069	$76,305	$70,272

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2010	2009	2010	2009
Profit contribution	$47.8	$51.2	$156.6	$165.6

Adjustments (Added back):
Production tax credits	(4.0)	(1.4)	(4.0)	(1.4)

Adjusted Profit contribution	$43.8	$49.8	$152.6	164.2

Selling, general and administrative expenses	24.3	33.1	80.3	95.3

Adjustments (Added back):
Production tax credits	2.1	1.1	2.1	1.1
Restructuring	-	-	-	(2.2)

Adjusted Selling, general and administrative
expenses	$26.4	$34.2	$82.4	$94.2

Depreciation and amortization	3.2	3.6	8.5	11.0

Adjustments (Added back):
Infrastructure tax credit	-	-	1.6	-

Adjusted Depreciation and amortization	$3.2	$3.6	$10.1	$11.0

Operating income	$20.3	$14.5	$67.8	$59.3

Adjusted Operating income	$14.2	$12.0	$60.1	$59.0

Depreciation and amortization (Added back)	3.2	3.6	8.5	11.0
Adjusted Depreciation and amortization (Added
back)	3.2	3.6	10.1	11.0

EBITDA	$23.5	$18.1	$76.3	$70.3

Adjusted EBITDA	$17.4	$15.6	$70.2	$70.0

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impair the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2010	2009	2010	2009
Operating income	$20.3	$14.5	$67.8	$59.3

Adjustments (Added back):
Production tax credits	(6.1)	(2.5)	(6.1)	(2.5)
Restructuring	-	-	-	2.2
Infrastructure tax credit	-	-	(1.6)	-

Adjusted Operating income	$14.2	$12.0	$60.1	$59.0

Investment, interest and other expense, net	1.4	0.8	0.2	2.5

Adjusted Income before taxes	$15.6	$12.8	$60.3	$61.5

Adjusted Provision for taxes	(5.3)	(5.4)	(19.9)	(22.8)

Adjusted Net income	$10.3	$7.4	$40.4	$38.7

Adjusted Earnings per share:
Basic	$0.14	$0.10	$0.54	$0.53
Diluted	$0.14	$0.10	$0.54	$0.52

Weighted average common shares outstanding:
Basic	74,576	73,944	74,372	73,646
Diluted	75,325	74,419	75,263	74,207

Non-GAAP Measure:

Adjusted Operating income and Adjusted Net income exclude certain material items, which otherwise would impair the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$2,959	$17,778	$27,908	$92,807

Less cash used in capital expenditures:
Purchase of property and equipment	(2,444)	(765)	(9,070)	(3,640)
Proceeds from infrastructure incentives	-	-	4,130	-
Purchase of other assets	-	(55)	(60)	(92)

Free Cash Flow	$515	$16,958	$22,908	$89,075

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.